UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2026

Axcelis Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30941	34-1818596
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

108 Cherry Hill Drive Beverly, Massachusetts 01915
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (978) 787-4000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.001 par value	ACLS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Executive Vice President and Chief Financial Officer

On October 24, 2026, the Board of Directors of Axcelis Technologies, Inc. (the “Company”) appointed Jeroen Delsman as Executive Vice President and Chief Financial Officer, effective as of November 12, 2026. Mr. Delsman will succeed David Ryzhik, who has served as the Company’s interim Chief Financial Officer.

Mr. Delsman, 50, brings 18 years of semiconductor industry experience and more than 26 years of finance and accounting experience to the Company. Before joining the Company, Mr. Delsman served as Vice President of Ferrotec USA Corporation, a subsidiary of Tokyo-based Ferrotec Corporation, an advanced materials, components, systems, and manufacturing solutions company. Before that, he served as Vice President of Finance and Controller of the printed circuit board division of Sanmina Corporation. He previously served as Vice President of Business Finance and Operations at Veeco Instruments Inc. (“Veeco”), where he supported the business unit general managers and operations leaders. He has also held various finance leadership roles at Lam Research Corporation, Novellus Systems, Inc., McKesson Corporation and Silicon Graphics, Inc. Mr. Delsman began his career in the financial audit division of KPMG in the Netherlands. Mr. Delsman holds a Bachelor of Science in Accounting from The Hague University of Applied Sciences in the Netherlands and a Master of Business Administration from California Polytechnic State University, San Luis Obispo.

There are no family relationships between Mr. Delsman and any director or executive officer of the Company. There are no arrangements or understandings between Mr. Delsman and any other person pursuant to which he was selected as an officer of the Company, other than his employment arrangements with the Company. There are no transactions involving Mr. Delsman requiring disclosure under Item 404(a) of Regulation S-K.

Compensatory Arrangements for Chief Financial Officer

In connection with his appointment, on October 26, 2026, the Company and Mr. Delsman entered into an offer letter agreement (the “CFO Offer”). Pursuant to the CFO Offer:

•	Mr. Delsman will receive an annual base salary of $500,000.

•	He will be eligible to participate in the Axcelis Team Incentive plan starting in 2027, with a target equal to 75% of his base salary.

•	He will receive a $352,000 sign-on cash bonus, payable upon commencement of employment. The bonus must be repaid if he voluntarily separates or is terminated for cause within one year following commencement of employment.

•	He will receive a sign-on restricted stock unit award with a grant date value of $1,200,000 (the “Sign-On RSU Award”). The Sign-On RSU Award will vest 33.33% on the six-month anniversary of the grant date, 33.33% on the second anniversary of the grant date, and 33.34% on the third anniversary of the grant date, subject to continued employment through each such date.

•	He will be eligible to receive annual equity awards in connection with the Company’s annual equity award cycles with an expected grant date target value of at least $1,200,000.

•	He will receive an $80,000 relocation bonus to support housing, travel, lodging, and related expenses during the first year of employment. The bonus must be repaid if he voluntarily separates or is terminated for cause within one year following commencement of employment.

•	Subject to approval by the board of directors of the combined company following the closing of the pending merger with Veeco, he is expected to receive a three-year performance-based special equity grant with a grant date target value of $1,200,000.

•	Following Mr. Delsman’s commencement of employment with the Company, he will be subject to the Indemnification Agreement, Change in Control Severance Agreement (with a lump-sum severance multiple under Section 2.2 of such agreement of 1.5) and Executive Separation Pay Agreement, substantially in the forms included as Exhibits 10.2, 10.3, and 10.11, respectively, to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2026.

The foregoing summary of the CFO Offer does not purport to be complete and is qualified in its entirety by reference to the CFO Offer, dated October 26, 2026, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Following Mr. Delsman’s appointment, Mr. Ryzhik will continue as the Company’s Senior Vice President of Corporate Development and Investor Relations.

Item 7.01	Regulation FD Disclosure.

On October 27, 2026, the Company issued a press release announcing Mr. Delsman’s appointment as Executive Vice President and Chief Financial Officer of the Company. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that section and shall not be deemed to be incorporated by reference into any filing of the registrant under the Securities Act of 1933 or the Exchange Act. A copy of the press release is also available on the Company’s website at https://axcelis.gcs-web.com/news-releases.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	CFO Offer, dated October 26, 2026, by and between Axcelis Technologies, Inc. and Jeroen Delsman.

99.1	Press Release, dated October 27, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXCELIS TECHNOLOGIES, INC.

	By:	/s/ Eileen J. Evans
Date: October 27, 2026	Eileen J. Evans
Executive Vice President HR/Legal and General Counsel